EXHIBIT 99.1

December 24, 2020

MedMen Announces Cancellation of 815,295 Class A Super Voting Shares

LOS ANGELES--(BUSINESS WIRE)-- MedMen Enterprises Inc. (CSE: MMEN) (OTCQX: MMNFF) (“MedMen” or the “Company”), a cannabis retailer with operations across the U.S., today announced that effective as of December 10, 2020, pursuant to the terms and conditions contained in a purchase agreement between MedMen and Andrew Modlin dated January 30, 2020, the remaining 815,295  Class A super voting shares that had been held by Mr. Modlin were automatically cancelled. Concurrently, the proxy that Mr. Modlin had granted to Benjamin Rose in respect of the voting of such shares expired.  As a result of the share cancellation, the Company has only one class of outstanding shares, being the Class B subordinate voting shares.

ABOUT MEDMEN:

MedMen is a cannabis retailer with flagship locations in California, Nevada, Illinois, Florida, and New York. MedMen offers a robust selection of high-quality products, including MedMen-owned brands [statemade], LuxLyte, and MedMen Red through its premium retail stores, proprietary delivery service, as well as curbside and in-store pick up. MedMen Buds, the Company’s loyalty program, provides exclusive access to promotions, product drops and content. MedMen believes that a world where cannabis is legal and regulated is safer, healthier and happier. Learn more about MedMen and The MedMen Foundation at www.medmen.com.

MEDIA CONTACT:

Julian Labagh

Email: communications@medmen.com

INVESTOR RELATIONS CONTACT:

Reece Fulgham

Email: investors@medmen.com